Exhibit 99.1

Contact: Lisa Aston Investor Relations 210.308.1222 laston@usfunds.com

For Immediate Release

U.S. Global Investors Reports 19% Year-Over-Year Growth in Assets Under Management for Third Quarter of 2017 Fiscal Year
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SAN ANTONIO–May 11, 2017–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported net loss of $33,000, or $0.00 per share, on operating revenues of $1.7 million for the quarter ended March 31, 2017. This was an improvement over the same quarter of the previous year, which had a net loss of $350,000, or ($0.02) per share, on operating revenues of $1.3 million, a decrease of 91 percent. The improvement in net loss was mainly due to an increase in operating revenue from increased assets under management. If average assets had increased another 3 percent, then the company would have had positive net income for the quarter.
Average assets under management, including U.S. Global Investors Funds, the JETS exchange traded fund, Galileo clients and offshore clients, were $841 million for the quarter ended March 31, 2017, compared to an average of $709 million for the same quarter a year ago, an increase of 19 percent. Total assets under management were $796 million as of March 31, 2017, versus $773 million at March 31, 2016, an increase of 3 percent.
Frank Holmes, CEO and chief investment officer of U.S. Global Investors, comments, “The gold market experienced volatility during the quarter, as investors reacted amid fluctuations in government bond yields and the Federal Reserve’s dovish tone in March. Our gold-focused funds reflected this volatility in asset fluctuation during the quarter, although average assets in the gold funds for the current quarter were relatively flat compared to the prior quarter ending December 31, 2016. We believe shareholders appreciate the active management expertise that we offer, and we are pleased that Thomson Reuters Lipper, a trusted financial authority, recognized us with a recent Lipper Award. Investors can read more about that award at www.usfunds.com.

“In addition,” Holmes continues, “the junior gold mining industry has been undergoing a disruption in recent months. I’m proud to say that Ralph Aldis, the co-portfolio manager for our gold funds, is looked to as an industry expert, and was recently quoted in Investors’ Business Daily, where he commented on recent events and how we are capturing opportunities.”

3QFY17 earnings, Page 2
May 11, 2017

Share Repurchase Program
U.S. Global Investors has continued purchasing its outstanding stock. For the three months ended March 31, 2017, the Company repurchased 9,879 class A shares using cash of $17,000. The share repurchase plan was renewed for calendar year 2017 but may be suspended or discontinued at any time. Frank Holmes is purchasing shares pursuant to a Rule 10b-18 plan along with the Company repurchase program.
Continued Strong Balance Sheet
As of March 31, 2017, the Company had net working capital of approximately $16.2 million. Cash and cash equivalents totaled $3.4 million, and marketable securities totaled $13.2 million as of the end of the quarter. In addition, the Company has had no long-term debt since 2004 and owns its headquarters building.
U.S. Global Continues GROW Dividends
The Company has also continued to pay monthly dividends for more than nine years. A monthly dividend of $0.0025 per share is authorized through June 2017. The record dates are May 15 and June 12, and the payment dates will be May 29 and June 26. The continuation of future cash dividends will be reviewed by the board of directors quarterly.
Earnings Webcast Information
The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, May 12, 2017, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president, general counsel and chief compliance officer; and Lisa Callicotte, chief financial officer. Click here to register for the earnings webcast or visit www.usfunds.com for more information.
Selected financial data (unaudited) (dollars in thousands, except per share data):
	Three months ended
	3/31/2017	3/31/2016
Operating Revenues	$1,669	$1,330
Operating Expenses	1,860	1,870
Operating Loss	(191)	(540)
Total Other Income	161	148
Loss Before Income Taxes	(30)	(392)
Tax Expense (Benefit)	3	(16)
Net Loss	(33)	(376)
Less: Net Loss Attributable to Non-Controlling Interest	-	(26)
Net Loss Attributable to U.S. Global Investors, Inc.	$(33)	$(350)
Loss per share (basic and diluted)	$0.00	$(0.02)

Avg. common shares outstanding (basic)	15,200,280	15,277,098
Avg. common shares outstanding (diluted)	15,200,280	15,277,098

Avg. assets under management (millions)	$841	$709
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3QFY17 earnings, Page 3
May 11, 2017

About U.S. Global Investors, Inc.
The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, the U.S. Global Jets ETF and other international clients.
Forward-Looking Statements and Disclosure
This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.